SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary proxy statement ☑ Definitive proxy statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
VIACELL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $

(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

245 First Street
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018
April 29, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of ViaCell, Inc. (the “Company”) on June 9, 2005 at 9:30 a.m. at 245 First Street (15th Floor), Cambridge, Massachusetts. The accompanying formal Notice of Annual Meeting of Stockholders and proxy statement contain the items of business expected to be considered and acted upon at the meeting, including the election of three nominees to the Board, to serve for three years and until their successors are duly elected and qualified.
      We hope you will be able to attend this year’s Annual Meeting, but if you cannot, it is important that your shares be represented at the meeting. Thus, whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed proxy card so that your shares will be represented at the meeting. If you so desire, you can withdraw your proxy and vote in person at the meeting.
      We welcome the opportunity to share our thoughts about the Company with our stockholders at this year’s Annual Meeting and look forward to your questions and comments.

Sincerely,

Marc D. Beer
President and Chief Executive Officer

245 First Street
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
To Be Held June 9, 2005

       Notice is hereby given that the 2005 Annual Meeting of Stockholders of ViaCell, Inc. (the “Company” or “ViaCell”), a Delaware corporation, will be held at 9:30 a.m. local time on June 9, 2005 at 245 First Street (15th Floor), Cambridge, Massachusetts, to consider and act upon the following items of business:

1. To elect Barbara Bierer, Denise Pollard-Knight and James Tullis as directors of the Company, each to serve for a term of three years and until their respective successors are elected and qualified.

2. To transact such other business that may properly come before the meeting, and any adjournment of the meeting.
      The above matters are more fully described in the accompanying proxy statement.
      Only stockholders of record of the Company at the close of business on April 22, 2005 will be entitled to receive notice of and to vote at the meeting or any adjournment (the “Meeting” or the “Annual Meeting”). A list of all stockholders of record as of April 22, 2005 will be open for inspection for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices at 245 First Street, Cambridge, MA 02142 and at the Annual Meeting.
      A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, containing financial data and a summary of operations for 2004, is being mailed to the stockholders with this proxy statement.

By Order of the Board

Marc A. Rubenstein
Secretary
April 29, 2005
All stockholders are invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date, sign and mail the enclosed proxy card promptly so that your shares may be represented at this meeting and to ensure a quorum. No postage is required if mailed in the United States using the accompanying envelope. If you attend the meeting, you may withdraw your proxy and vote your shares. Proxies can also be revoked by submitting a new proxy with a later date or by delivering written instructions to the secretary of ViaCell.
When completing your proxy card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

245 First Street
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2005
SOLICITATION OF PROXIES
      This proxy statement and accompanying form of proxy is furnished in connection with the 2005 Annual Meeting of Stockholders of ViaCell, Inc.
      These proxy materials are furnished in connection with the solicitation of proxies by the Board of ViaCell, Inc. a Delaware corporation (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”) to be held at 245 First Street (15th Floor), Cambridge, Massachusetts on June 9, 2005 at 9:30 a.m. local time and at any adjournments of the meeting.
      The enclosed proxy is solicited by our Board (the “Board”) for the purposes set forth in the Notice of Annual Meeting of Stockholders of the Company. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 29, 2005. The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.
      The solicitation is being made by mail, and we may also use our officers, part-time employees and consultants to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or letter without additional compensation. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our stock. We estimate that the costs will total approximately $85,000.
      Pursuant to vote of the Board, each stockholder of record at the close of business on April 22, 2005 (the “Record Date”), is entitled to notice of and vote at the Annual Meeting. As of the close of business on the Record Date, we had 37,760,631 shares of common stock, $0.01 par value, outstanding, each of which is entitled to one vote. Consistent with Delaware law and as provided under our By-laws, the holders of shares representing a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.
      Abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) are only treated as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not treated as a vote for or a vote against any of the proposals to which such abstentions or broker non-votes apply.
      Proxies returned to us or our transfer agent, EquiServe Trust Company, N.A. (“Transfer Agent”), and properly executed will be voted in accordance with stockholders’ instructions. You specify your choice by appropriately marking the enclosed proxy card. Brokers holding shares for the account of their clients may vote such shares in the manner directed by their clients.
      Any proxy card that is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board. The proxies also give our Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this proxy statement and is properly presented for action at the Annual Meeting.
      The execution of a proxy will in no way affect your right to attend the Annual Meeting and vote in person. You have the right to revoke your proxy prior to the Annual Meeting by giving notice to our Secretary, Marc Rubenstein. You may also complete and submit a new proxy card prior to the Annual Meeting or you may revoke a previously submitted proxy at the Annual Meeting by giving notice to our Secretary at the Annual Meeting.
      For convenience in voting your shares on the enclosed proxy card, we have enclosed a postage-paid return envelope to our Transfer Agent who will assist in tabulating the stockholder vote.
PROPOSAL 1
ELECTION OF DIRECTORS
      Our board currently has eight members. Our directors are divided into three classes serving staggered three-year overlapping terms, with one class of directors elected at each annual meeting of stockholders.
      Three nominees have been nominated for election to a term of office expiring in 2008: Barbara Bierer, Denise Pollard-Knight and James Tullis. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Dr. Bierer, Dr. Pollard-Knight and Mr. Tullis. If any of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board.
      Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting.
      The table below provides information about the nominees for director and all other persons whose term of office as a director will continue after the meeting.

Principal Occupation During Last Five Years and Directorships
Name (Age)	in Public Reporting and Other Companies

Nominees for Election of Directors
Barbara Bierer (51)	Dr. Bierer has been a Professor of Medicine at Harvard Medical School and at Dana-Farber Cancer Institute since 2002 and a Senior Vice President, Research, at Brigham and Women’s Hospital since 2003. Between September 1997 and July 2002, Dr. Bierer served as the Chief of the Laboratory of Lymphocyte Biology at the National Heart, Lung and Blood Institute at the National Institutes of Health (NIH) in Bethesda, MD. Dr. Bierer has been a member of our medical and scientific advisory board since June 2003. Dr. Bierer has a B.S. in Biology from Yale University and received her M.D. from Harvard Medical School.

Principal Occupation During Last Five Years and Directorships
Name (Age)	in Public Reporting and Other Companies

Denise Pollard-Knight, Ph.D. (46)	Dr. Pollard-Knight has served as a director since October 2003. Dr. Pollard-Knight serves on the board of Idenix Pharmaceuticals, a public company, and of DeveloGen, a private company. Dr. Pollard-Knight is the head of Nomura Phase4 Ventures, a subsidiary of Nomura International plc, a leading Japanese financial institution. Prior to joining Nomura in January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm, from January 1997 to January 1999. Dr. Pollard-Knight held several research and development management positions at Amersham-Pharmacia and Fisons plc. Dr. Pollard-Knight holds a Ph.D. and B.Sc. (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctoral work as a Fulbright Scholar at the University of California, Berkeley.
James L.L. Tullis (58)	Mr. Tullis has served as a director since September 2002. Mr. Tullis is the Founder and Chief Executive Officer of Tullis-Dickerson & Co., Inc., a health care-focused private equity firm which he founded in 1986. From 1983 to 1986, Mr. Tullis was Senior Vice President and led healthcare investment banking efforts at E.F. Hutton. Prior to that, Mr. Tullis was a Principal at Morgan Stanley and led that firm’s investment research in health care from 1974 through 1983. Mr. Tullis was a research analyst at Putnam Funds from 1972 to 1974. Mr. Tullis is a graduate of Stanford University and earned an MBA from Harvard Business School. Mr. Tullis also serves on the board of directors of Crane Co.
Directors with Terms Expiring in 2006
George Q. Daley, M.D., Ph.D. (44)	Dr. Daley has served as a director since April 2000. Since January 2004, he has been an Associate Professor in the Division of Pediatric Hematology/Oncology, Children’s Hospital and Dana-Farber Cancer Institute, Boston and the Department of Biological Chemistry and Molecular Pharmacology, Harvard Medical School. Previously, Dr. Daley was a Whitehead Fellow at the Whitehead Institute for Biomedical Research and an Assistant Professor of Medicine and staff member in Hematology/Oncology at the Massachusetts General Hospital from 1995 to 2003. He is board certified in Internal Medicine and Hematology. Dr. Daley is a venture partner at MPM Asset Management LLC. He has also been one of our scientific consultants since 1998 and is Co-Chairman of our medical and scientific advisory board. Dr. Daley has a Bachelor’s degree magna cum laude from Harvard University, a Ph.D. in biology from MIT and an M.D. summa cum laude from Harvard University.

Principal Occupation During Last Five Years and Directorships
Name (Age)	in Public Reporting and Other Companies

Paul Hastings (45)	Mr. Hastings has served as a director since November 2000. Mr. Hastings also serves as a director of Arriva Pharmaceuticals, a private company. Mr. Hastings is President and Chief Executive Officer of QLT, Inc., a biotechnology company. Prior to that, from 2001 until January 2002, he served as President and Chief Executive Officer of Axys Pharmaceuticals Inc. prior to Axys’ merger with Celera Genomics, an Applera company. From April 1999 until January 2001, he was President of Chiron Corporation’s BioPharmaceuticals Division. Prior to that, he was President and Chief Executive Officer of LXR Biotechnology and President of Genzyme Therapeutics Worldwide. Mr. Hastings has a B.S. degree in pharmacy from the University of Rhode Island.
Jan van Heek (56)	Jan van Heek has served as director since September 2002. He has served at various positions at Genzyme since 1991, including Executive Vice President, Therapeutics and Genzyme Tissue Repair, and Executive Vice President, Therapeutics and Genetics. From August 2003 through the end of March 2004, Mr. van Heek was responsible for Genzyme’s Biosurgery, Genetics and Pharmaceuticals business unit and global manufacturing of therapeutic and biosurgery products, and he currently serves in a part-time capacity as an advisor to Genzyme’s Chief Executive Officer. Mr. van Heek established Genzyme’s European offices and has played a key role in developing the company’s strategic vision. Prior to joining Genzyme, Mr. van Heek held various senior management positions at Baxter Healthcare Corporation, including vice president and general manager of its Fenwal Division. Mr. van Heek received his MBA from St. Gallen University in Switzerland and holds an executive degree in business from Stanford University.
Directors with Terms Expiring in 2007
Marc D. Beer (40)	Mr. Beer joined us as our President and Chief Executive Officer and a member of the Board in April 2000. Until January 2004, he also served as our Chairman of the Board. Prior to this, from 1996 until April 2000, he was a senior manager at Genzyme Corporation most recently serving in the role of Vice President, Global Marketing for Genzyme Therapeutics WorldWide, a division of Genzyme Corporation. Mr. Beer has more than 15 years’ experience in profit and loss management, sales and marketing management, and research and development program management in therapeutic, surgical, and in vitro diagnostic systems businesses. Mr. Beer has served as a member of the Board of Nephros Therapeutics, a private company, since 2001. Mr. Beer has a B.S. from Miami University (Ohio).

Principal Occupation During Last Five Years and Directorships
Name (Age)	in Public Reporting and Other Companies

Vaughn M. Kailian (60)	Mr. Kailian has served as a director and chairman of our board since January 2004. Mr. Kailian serves on the board of NicOx, S.A., and on the boards of Elixir Pharmaceuticals, Inc. and Windhover Information, Inc., both private companies. He also serves on the Pharmaceutical Advisory Council at the University of Texas at Austin. From 2002 until 2004, Mr. Kailian served as vice chairperson of Millennium Pharmaceuticals, Inc., where he was head of the Millennium commercial organization. Mr. Kailian was CEO, President, and director of COR Therapeutics, Inc. from 1990 until its acquisition by Millennium in 2002. Mr. Kailian has a B.A. degree from Tufts University.
GENERAL INFORMATION RELATING TO THE BOARD
Organization and Meetings
      The Board held ten regular meetings in 2004. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the directors participated in 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she is a member, except Jan van Heek. The Board does not have a policy requiring attendance by the directors at the Company’s Annual Meeting and attendance has varied, depending on whether the Board has a meeting scheduled for the Company’s offices on that day. All of our directors attended the Company’s 2004 Annual Meeting. Beginning in 2005, as required under new Nasdaq listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee
      The members of our Board’s Audit Committee are Mr. Kailian, Dr. Pollard-Knight and Mr. van Heek, Mr. Kailian is the chairman of the committee, and our board has identified him as our Audit Committee financial expert. The Audit Committee assists our Board with its oversight responsibilities regarding the integrity of our financial statements; our compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function, if any, and independent auditors. Our Audit Committee held six meetings in 2004. We believe that all of the members of our Audit Committee meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations. A current copy of the charter of the committee is attached to this Proxy Statement as Appendix A and is available in the Corporate Governance section of the Investor Information section of our website at www.viacellinc.com.

Compensation Committee
      The members of our Board’s Compensation Committee are Mr. Hastings, Mr. Tullis and Mr. van Heek; Mr. Hastings is the chairman of the committee. The Compensation Committee provides assistance to the Board by designing, recommending to the Board for approval and evaluating the compensation plans, policies and programs of ViaCell, especially those regarding executive compensation; reviewing and approving the compensation of our Chief Executive Officer and other officers and directors; and assisting the Board in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. Our Compensation Committee held six meetings in 2004. We believe that all of the members of our Compensation Committee meet the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations. A current copy of the charter of the committee is available in the Corporate Governance section of the Investor Information section of our website at www.viacellinc.com.

Nominating and Corporate Governance Committee
      The members of our Nominating and Corporate Governance Committee are Mr. Kailian and Mr. Hastings; Mr. Kailian is the chairman of the committee. Our Nominating and Corporate Governance Committee was formed in April 2004 and did not meet in 2004. The Nominating and Corporate Governance Committee will assist the Board with its responsibilities regarding the identification of individuals qualified to become Board members; the selection of the director nominees for the next annual meeting of stockholders; and the selection of director candidates to fill any vacancies on the Board. The committee will also assist the Board in addressing matters regarding corporate governance. Our Nominating and Corporate Governance Committee believes that nominees for directors must meet certain minimum qualifications. Such qualifications include being able to read and understand basic financial statements, being highly knowledgeable and accomplished in the area of expertise that the Committee is looking to have represented by that board seat, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as having sufficient time to devote to the affairs of ViaCell, demonstrated ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of ViaCell and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and ViaCell, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to ViaCell during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. We believe all of the members of our Nominating and Corporate Governance Committee meet the requirements for independence under the applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations. A current copy of the charter of the committee is available is available in the Corporate Governance section of the Investor Information section of our website at www.viacellinc.com.
Consideration of Director Nominees
      Each nominee for election at the Annual Meeting was reviewed and recommended to the Board by our Nominating and Corporate Governance Committee and approved by the full Board of Directors.
Process for Selecting Nominees
      The Nominating and Corporate Governance Committee considered the present needs of the Board of Directors and determined that it would seek a nominee with a strong scientific background, particularly in fields directly relevant to the Company’s core technologies. This would enhance, for instance, the Board’s expertise and ability to advise the Company regarding the Company’s research and development activities and strategies. The Nominating and Corporate Governance Committee conducted inquiries into the backgrounds and qualifications of potential candidates. Dr. Bierer was identified by the Committee as a candidate and offered the Board’s nomination based on her credentials in the fields of stem cell transplantation and immunology, and was known to the Company and the Board through her work as a member of the Company’s Medical and Scientific Advisory Board.
Stockholder Nominations
      The Nominating and Corporate Governance Committee will consider stockholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company’s By-

laws. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Company completed its initial public offering in January 2005, and no director candidates have ever been previously nominated by a stockholder. If the committee were to receive a recommendation for a director candidate from a stockholder, however, the committee expects that it would evaluate such a candidate in the same manner as it evaluates all other nominees.
      The Company’s By-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. A stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Secretary pursuant to the By-laws as described in “Stockholder Proposals for the Year 2006 Annual Meeting” in this proxy statement. Each notice must set forth: (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by such nominee, (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to proxy rules and regulations under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the Company.
Stockholder Communications with the Board
      On January 26, 2005 we completed our initial public offering and to date have not adopted a formal process for stockholder communications with the Board. During the upcoming year the Nominating and Corporate Governance Committee will give consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, we will post it to our website.
Section 16(a) Beneficial Ownership Reporting Compliance
      No officer or director of the Company was required to file Forms 3, 4 or 5 for transactions in our common stock during the year 2004 because our common stock was not registered under the Securities Exchange Act of 1934 until January 2005.
Director Compensation
      Each director who is not an employee of the Company will be eligible to receive compensation from us for his or her services as a member of our board or any of its standing committees. Each such non-employee director will be entitled to receive an option to purchase 20,000 shares of our common stock upon such director’s initial election to our Board (such options vesting as to 25% on the issuance thereof and 25% on every anniversary thereafter), an annual retainer of $10,000, and an option to purchase 10,000 shares of our common stock following each annual stockholders meeting. Each non-employee director will also receive $2,000 for each board meeting attended (or $1,000 for each such meeting attended by telephone conference call) and $1,000 for each committee meeting attended ($2,000, if chairperson of the committee). Mr. Kailian who is not an employee of the Company and is not affiliated with a stockholder of the Company and serves as chairperson of our board, receives an annual retainer of between $62,000 and $112,000 in cash. As chairman of the board, the chairman is also entitled to receive $2,000 for each board meeting attended. We reimburse all of our board members for expenses incurred in attending board and committee meetings.
      Mr. Hastings and Mr. Tullis were paid $5,394 and $19,296 in cash, respectively, to reimburse their costs for their board services in 2004. Mr. Hastings was paid an additional $24,000 in cash as compensation for his board service in 2004. Mr. van Heek was paid a total of $13,500 in cash and was granted options to purchase 15,000 shares of our common stock at $5.00 per share for his services in 2004. Mr. Kailian was paid $100,000 for his service as chairman of the board and, upon his election as chairperson of the Board, was granted a stock option to purchase 160,000 shares of common stock at $5.00 per share vesting quarterly in 16 equal installments. Dr. Pollard-Knight, Dr. Gadicke, Mr. Tullis and Dr. Daley each received in April 2004 options to purchase 20,000 shares of our common stock at $5.00 per share (such options vested as to 25% on the issuance thereof and will vest an additional 25% on every anniversary thereafter) for their service in 2004.
      In addition, in connection with his work as a member of our medical and scientific advisory board, in August 2003, we continued Dr. Daley’s consulting arrangement with us. Under this arrangement, we have agreed to pay him a $20,000 per year annual retainer, plus $5,000 for every full advisory board meeting attended ($500 if attended by telephone). He also received options to purchase 30,000 shares of our common stock at an exercise price per share of $5.00, all of which are vested fully. In 2004, Dr. Daley was paid $23,000 under this consulting arrangement.
Compensation Committee Interlocks and Insider Participation
      During 2004, our Compensation Committee consisted of Mr. Hastings, Dr. Gadicke and Mr. Tullis, with Mr. van Heek replacing Dr. Gadicke in April 2004. None of these individuals has been an officer or employee of ours at any time. Also, none of our executive officers serves, nor served in 2004, on the Board or Compensation Committee of a company with an executive officer serving on our Board or Compensation Committee. Please also refer to the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions.”

Executive Compensation
      The table below summarizes the compensation paid to or earned by our chief executive officer and our six other most highly compensated executive officers during 2003 and 2004. We refer to these seven people as the “named executive officers.”
Summary Compensation Table

					Long-term
					Compensation
		Annual Compensation(1)
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)	Options	Compensation

Marc D. Beer	2004	$340,000	$113,832	—	—	—
President and Chief	2003	325,000	87,750	—	—	—
Executive Officer
Christoph M. Adams, Ph.D.	2004	219,828	38,690	—	—	—
Senior Vice President,	2003	209,535	39,255	—	—	—
Business Development
Grant Bogle(3)	2004	64,904	—	—	—	$167,228
President, ViaCell	2003	249,953	—	—	—	—
Commercial Operations
Stephen G. Dance(4)	2004	235,000	33,700	—	225,000	30,000	(7)
Senior Vice President, Finance and Chief Financial Officer
Kurt Gunter, M.D.	2004	224,065	28,860	—	—	—
Senior Vice President,	2003	218,599	21,000	—	—	—
Clinical and Regulatory
Affairs and Government
Relations
Jeffrey A. Sacher(5)	2004	35,335	—	—	—	185,769
Chief Financial Officer	2003	204,346	—	—	200,000	115,179
Stephan Wnendt, Ph.D.(6)	2004	223,172	55,050	—	80,000	—
Senior Vice President,
Research and Development

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under our 401(k) Plan.

(2)	The value of perquisites and benefits for each named executive officer does not exceed the lesser of $50,000 and 10% of his total annual salary and bonus.

(3)	Mr. Bogle’s employment with us terminated on March 31, 2004. “All other compensation” reflects loan forgiveness of $55,418 and severance payments of $111,635.

(4)	Mr. Dance joined us on January 1, 2004.

(5)	Mr. Sacher’s employment with us terminated on February 2, 2004. Mr. Sacher’s salary for 2004 includes vacation payout of $11,104. “All other compensation” for the years 2003 and 2004 reflects payments made to Mr. Sacher to reimburse his relocation expenses and severance payments, respectively.

(6)	Dr. Wnendt joined us in September 2003 as our Senior Vice President, European Operations and became Senior Vice President, Research and Development in October 2004.

(7)	Reflects payment made to Mr. Dance to reimburse his relocation expenses.

Stock Options
      The table below provides information regarding stock option grants by us to Mr. Dance and Dr. Wnendt, who were the only named executive officers in 2004 to receive such grants. All options were granted under our equity incentive plan. Since there was no public trading market for our common stock during the 2004 fiscal year, the exercise prices of these granted options were based on our Compensation Committee’s or our Board’s determination of the fair market value of the underlying shares as of the dates of grant. The percentage of options granted is based on options to purchase an aggregate of 891,000 shares of our common stock granted by us in 2004 to our employees, including the named executive officers.
Option Grants in Fiscal Year 2004

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Terms(1)
	Options	Employees in	Price per	Expiration
Name	Granted	2004	Share	Date	5%	10%

Stephen G. Dance	225,000	25.3%	$5.00	1/1/2014	$1,440,509	$2,960,144
Stephan Wnendt, Ph.D.	80,000	9.0%	$5.00	10/13/2014	512,181	1,052,496

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated using a base value equal to the price per share of common stock in our initial public offering of $7.00, which was completed on January 26, 2005, and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.
      The table below provides information regarding unexercised stock options held on December 31, 2004 by each of the named executive officers. No stock options were exercised by named executive officers during our last fiscal year. Our common stock was not publicly traded as of December 31, 2004. Accordingly, as permitted by the SEC rules, we have calculated the value of unexercised in-the-money options at fiscal year-end based on the difference between the option exercise price and our initial public offering price of $7.00 per share of common stock.
Option Exercises and Year-End Option Values

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2004		December 31, 2004(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Marc D. Beer	600,000	900,000	$4,020,000	$5,010,000
Christoph M. Adams	81,250	48,750	491,563	263,438
Grant Bogle	—	—	—	—
Stephen G. Dance	23,437	201,563	46,874	403,126
Kurt Gunter	97,500	62,500	589,875	378,125
Jeffrey A. Sacher	62,500	137,500	125,000	275,000
Stephan Wnendt, Ph.D.	45,625	154,375	91,250	308,750

(1)	Based on the difference between the option exercise price and the initial public offering price of $7.00 per share of common stock.

Employment and Severance Arrangements
      All of our current employees have entered into agreements with us that contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions and restrictions on soliciting our clients, employees or independent contractors. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause. We have entered into employment agreements with Mr. Beer and letter agreements with our other named executive officers.
      Under Mr. Beer’s employment agreement, dated May 2, 2000, he serves as our Chief Executive Officer for automatically renewed one-year terms each June 1st, until terminated by either party upon three months’ notice. His agreement provides for a base salary of $250,000 per year, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board in its discretion. Under the agreement, we granted Mr. Beer at commencement of his employment an option to purchase 900,000 shares of our common stock at $0.30 per share, two-thirds of which began vesting in 48 equal, monthly installments on the grant date, with the remaining one-third to vest in equal annual installments on each of the eighth, ninth and tenth anniversary dates of the grant date. If we terminate Mr. Beer without cause or if he terminates his employment for good reason, he is entitled to his then current base salary plus benefits for twelve months following the date of termination.
      Under Dr. Adams’ letter agreement, dated June 7, 2001, he serves as our Senior Vice President, Business Development with a base salary of $200,000 per year, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board in its discretion. Under the agreement, we granted Dr. Adams an option to purchase 100,000 shares of our common stock at $0.95 per share, vesting quarterly over four years. If we terminate Dr. Adams without cause or if he terminates his employment for good reason, he is entitled to his then current base salary for six months following the date of the termination.
      Mr. Bogle’s letter agreement, dated July 1, 2002, provided for his employment as our President, ViaCell Commercial Operations with a base salary of $225,000 per year, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board in its discretion. Under the agreement, we granted Mr. Bogle an option to purchase 250,000 shares of our common stock at $5.00 per share, vesting quarterly over four years, and an option to purchase 50,000 shares of our common stock at $5.00 per share, vesting upon the achievement of certain milestones. Mr. Bogle’s employment with us terminated on March 31, 2004, and under the terms of a mutual release and early separation agreement entered into on February 18, 2004, we made severance payments to Mr. Bogle for a six month period, at the Company’s regular payment periods, in amounts equal to his base rate of pay at the time of his termination, and during such six-month period his stock options remained exercisable. Our obligation to make further severance payments, and his right to exercise his stock options, has expired.
      Under Dr. Wnendt’s letter agreement, dated December 29, 2004, he serves as our Senior Vice President, Research & Development, at an annual base salary of $230,000, plus potential performance-based bonuses of up to $75,000 annually based on the achievement of corporate and individual goals. Prior to his assuming this position in October 2004, we employed Dr. Wnendt in our German office as Senior Vice President, European Operations and Executive Officer, and his letter agreement confirms that he remains entitled to his 2004 guaranteed bonus of €30,625. Dr. Wnendt received an option to purchase 80,000 shares of our common stock at $5.00 per share, vesting quarterly over four years. Dr. Wnendt is also entitled to a relocation package, sponsorship and payment of all costs associated with his visa and immigration matters and a full payment for his US individual plan health insurance while his family remains in Germany. If we terminate Mr. Wnendt without cause or if he terminates his employment for good reason, each as defined in the letter agreement, he is entitled to his then current base salary plus benefits for twelve months following the date of termination.
      Under Dr. Gunter’s letter agreement, dated May 14, 2001, he serves as our Senior Vice President, Clinical and Regulatory Affairs/ Government Relations, with a base salary of $210,000 per year, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board in its discretion. Under the agreement, we granted Dr. Gunter an option to purchase 120,000 shares of our common stock at $0.95 per share, vesting quarterly over four years, and an option to purchase up to an additional 40,000 shares of our common stock at $0.95 per share, vesting upon the achievement of certain milestones. If we terminate Dr. Gunter without cause or if he terminates his employment for good reason, he is entitled to his then current base salary for six months following the date of the termination.
      Mr. Sacher’s employment agreement, dated October 26, 2002, provided for his employment as our Chief Financial Officer with a base salary of $210,000 per year, subject to yearly adjustment, and performance-based bonuses to be granted in amounts in our Board’ discretion. Under the agreement, we granted Mr. Sacher options to purchase 125,000 shares of our common stock at $5.00 per share vesting quarterly over four years. We also granted Mr. Sacher options to purchase 75,000 shares of our common stock at $5.00 per share, vesting on the grant date’s fourth, fifth, sixth and seventh anniversaries, subject to accelerated vesting of up to 55,000 of such shares upon achievement of certain milestones. Mr. Sacher’s employment with us terminated on February 2, 2004, and under the terms of a mutual release and early separation agreement dated January 2, 2004, we made severance payments to Mr. Sacher for a 12-month period between February 2, 2004 and February 2, 2005 at the Company’s regular payroll periods in an amount equal to his base salary at the time of his termination, and during such 12-month period his options continued to vest as if he were employed with us. All of Mr. Sacher’s unexercised options (whether vested or unvested) terminated on February 2, 2005.
      Under Mr. Dance’s letter agreement, dated March 11, 2004, he serves as our Senior Vice President, Finance and Chief Financial Officer at an annual starting base salary of $235,000, plus potential bonuses at a target of $50,000 payable annually based on achievement of both corporate and individual goals. The letter agreement provides for a lump sum bonus towards relocation expenses of $30,000. Under the letter agreement, Mr. Dance is entitled to an option to purchase 125,000 shares of our common stock at $5.00 per share, vesting quarterly over four years beginning on the last day of the first quarter after Mr. Dance’s effective date of employment. In addition, Mr. Dance is entitled to a performance based option to purchase 100,000 shares of common stock at $5.00 per share, 25% of which will vest in equal annual installments on each of the fourth, fifth, sixth and seventh anniversary dates of the date of grant, provided, however, that 25,000 of such shares will become fully vested on each of the first and second anniversaries of our initial public offering. If at any time within 24 months after the lock up period imposed by the underwriters in connection with our January 2005 initial public offering, the average closing price of our common stock over a period of 30 consecutive trading days as reported by any exchange on which our common stock is traded equals or exceeds $26.00 per share, or if at any time within 36 months after the expiration of such lock up period such average closing price equals or exceeds $34.00 per share, then 50,000 of the 100,000 shares under the performance based option will fully vest and become exercisable. If we terminate Mr. Dance without cause or if he terminates his employment for good reason, he is entitled to his then current base salary plus benefits for twelve months following the date of termination. If we terminate Mr. Dance within twelve months of a change in control without cause or if Mr. Dance voluntarily resigns for good reason, in addition to being entitled to his base salary and benefits for a period of twelve months, all options granted to Mr. Dance as of that date will become fully vested and exercisable. In the event of a change of control, 100,000 shares of common stock under the performance based option granted to Mr. Dance will fully vest and become exercisable.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Employment, Consulting and Director Agreements
      In December 2000, we entered into a consulting agreement with Dr. Daley, one of our directors, regarding his service on our Medical and Scientific Advisory Board. Please refer to the section above entitled “Management — Director Compensation.”

      We have entered into an employment agreement with Mr. Beer and letter agreements with our other executive officers. For information regarding these agreements, please refer to the section entitled “Management — Employment and Severance Arrangements.”
      We compensate non-employee directors for their services on our board and its committees. Please refer to the section above entitled “Management — Director Compensation.”
PRINCIPAL STOCKHOLDERS
      The table below provides information about the beneficial ownership of our capital stock as of April 22, 2005 by (1) each person we know to beneficially own more than five percent of our outstanding capital stock, (2) each of our directors, (3) each of the named executive officers and (4) all directors and executive officers as a group. Except as indicated in the table or footnotes and pursuant to community property laws, each stockholders named in the table has sole voting and investment power with respect to the shares opposite that stockholder’s name. Beneficial ownership is determined in accordance with the rules of the SEC; the information does not necessarily indicate beneficial ownership for any other purpose.
      The “Percentage of Shares Outstanding” column below is based on 37,760,631 shares outstanding as of April 22, 2005, which includes 241,481 shares issued in escrow which will be released to certain former stockholders of Kourion Therapeutics AG if there is a change of control of our company prior to September 30, 2006. Options and warrants to purchase shares of our common or preferred stock that are currently exercisable or exercisable within 60 days after April 22, 2005, are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing that person’s percentage ownership, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

	Number of Shares	Percentage of
Name and Address of Beneficial Owners(1)	Beneficially Owned	Shares (%)

MPM Asset Management LLC affiliated funds(2)	5,722,096	14.9%
111 Huntington Avenue
Boston, MA 02199
Amgen Inc.(3)(†)	3,060,000	8.0
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Tullis-Dickerson & Co., Inc. affiliated funds(4)	2,761,822	7.3
2 Greenwich Plaza, 4th Floor
Greenwich, CT 06830
Zero Stage Capital affiliated funds(5)(†)	2,576,499	6.8
101 Main Street, 17th Floor
Cambridge, MA 02142
DWS Investment GmbH(6)(†)	2,350,776	6.2
Feldberg Strasse 35
60612 Frankfurt am Main, Germany
Cynthia A. Fisher(†)	1,889,934	5.0
186 Park Street
Newton, MA 02458
Ansbert Gadicke, M.D.(7)	5,732,096	15.0
c/o MPM Asset Management
111 Huntington Avenue
Boston, MA 02199
James Tullis(8)	2,771,822	7.3
c/o Tullis-Dickerson & Co., Inc.
2 Greenwich Plaza, 4th Floor
Greenwich, CT 06830

	Number of Shares	Percentage of
Name and Address of Beneficial Owners(1)	Beneficially Owned	Shares (%)

Denise Pollard-Knight(9)	1,702,184	4.5
c/o Nomura International plc
1 St. Martin’s le Grand
London, EC1A 4NP, United Kingdom
Marc D. Beer(10)	600,000	1.6
George Q. Daley, M.D., Ph.D.(11)	186,198	*
Childrens Hospital —
Division of Hematology/ Oncology
1 Blackfan Circle
Boston, MA 02114
Kurt C. Gunter, M.D.(12)	112,500	*
Christoph M. Adams, Ph.D.(13)	93,750	*
Jeff Sacher(†)	79,500	*
12 Chanticleer Road
Sudbury, MA 01776
Vaughn Kailian(14)	50,000	*
Paul Hastings(15)	28,291	*
QLT Inc.
887 Great Northern Way
Vancouver, BC
Canada V5T 4T5
Jan van Heek(16)	20,875	*
Genzyme Corporation
One Kendall Square
Cambridge, MA 02139
Grant Bogle(†)	—	*
Stephen Dance(17)	39,062	*
Stephan Wnendt(18)	61,875	*
Barbara Bierer(19)	34,592	*
All executive officers and directors as a group (13 persons)(20)	11,499,904	28.9

*	Indicates less than 1%.

†	Indicates that “Number of Shares Beneficially Owned” is computed based on publicly available information.

(1)	Unless otherwise indicated, the address of each shareholder is ViaCell, Inc., 245 First Street, Cambridge, Massachusetts 02142.

(2)	Consists solely of 4,568,835 shares owned by BB BioVentures, L.P., 334,481 shares owned by MPM BioVentures Parallel Fund, L.P., 25,173 shares owned by MPM Asset Management Investors 2000A LLC, 130,880 shares owned by MPM BioVentures II-QP, L.P., 46,089 shares owned by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, 14,444 shares owned by MPM BioVentures II, L.P., 2,715 shares owned by MPM Asset Management Investors 2001 LLC, 41,146 shares owned by MPM Founders LLC, fully-exercisable warrants to purchase 544,500 shares of common stock owned by BB BioVentures, L.P., a fully-exercisable warrant to purchase 12,620 shares owned by MPM BioVentures Parallel Fund, L.P., and a fully-exercisable warrant to purchase 1,213 shares owned MPM Asset Management Investors 2000A LLC.

BAB BioVentures L.P., BAB BioVentures N.V. and MPM BioVentures I LLC are direct and indirect general partners/equity owners of BB BioVentures L.P. MPM BioVentures I L.P. and MPM BioVentures I LLC are the direct and indirect general partners of MPM BioVentures Parallel Fund, L.P. Luke Evnin, Ansbert Gadicke, and Michael Steinmetz are managers of MPM BioVentures I

LLC and MPM Asset Management Investors 2000 A LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein.

MPM Asset Management II, L.P. and MPM Asset Management II LLC are the direct and indirect general partners of MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P. and MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG. Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz and Kurt Wheeler are investment managers of MPM Asset Management II LLC and MPM Asset Management Investors 2001 LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(3)	Includes a fully-exercisable warrant to purchase 560,000 shares of common stock.

(4)	Consists solely of 921,667 shares owned by TD Javelin Capital Fund, L.P., 681,838 shares owned by TD Javelin Capital Fund II, L.P., 558,317 shares owned by TD Lighthouse Capital Fund, L.P., 175,000 shares owned by TD Origen Capital Fund, L.P., 175,000 shares owned by Tullis-Dickerson Capital Focus II, L.P., and a fully-exercisable warrant to purchase 250,000 shares of common stock owned by TD Javelin Capital Fund, L.P. James L.L. Tullis, Thomas P. Dickerson, Joan P. Neuscheler, Timothy M. Buono and Lyle A. Hohnke have the voting and/or dispositive power over such shares. These individuals disclaim beneficial ownership of the shares owned by the above entities except to the extent of their proportionate pecuniary interests therein. All these funds are under common management of Tullis-Dickerson & Co., Inc., of which James L. Tullis, one of our directors, is chief executive officer.

(5)	Consists solely of 1,073,010 shares owned by Zero Stage Capital V L.P., 666,667 shares owned by Zero Stage Capital VI L.P., 526,271 shares owned by Zero Stage Capital VII L.P., 162,284 shares owned by Zero Stage Capital (Cayman) VII, L.P., 31,600 shares owned by Zero Stage Capital SBIC VII, L.P., and a fully-exercisable warrant to purchase 116,667 shares of common stock owned by Zero Stage Capital V L.P. Mr. Paul M. Kelley is a general partner of each of these funds.

(6)	Mr. Thomas Buchner has voting power over such shares and has dispositive power over such shares.

(7)	Includes 5,163,763 shares owned by MPM Asset Management affiliated funds and fully-exercisable warrants to purchase 558,333 shares of common stock owned by MPM Asset Management affiliated funds. See footnote 2 to this table. Dr. Gadicke is a manager of MPM Asset Management Investors 2000 A LLC and MPM Asset Management Investors 2001 LLC, as well as of MPM BioVentures I LLC and MPM Asset Management II LLC which are the direct and indirect general partners of several of the MPM-affiliated funds. Dr. Gadicke beneficially owns 20,573 shares through MPM Founders LLC. Dr. Gadicke shares voting and dispositive power with respect to the remaining shares held by, directly or indirectly, each of MPM-affiliated funds and disclaims beneficial ownership except to the extent of his pecuniary interest therein.
Also includes 10,000 options currently exercisable or exercisable within 60 days of April 22, 2005.

(8)	Includes 2,511,822 shares owned by Tullis-Dickerson & Co., Inc. affiliated funds and a fully-exercisable warrant to purchase 250,000 shares of common stock owned by TD Javelin Capital Fund, L.P. All these funds are under common management of Tullis-Dickerson & Co., Inc., of which Mr. Tullis is chief executive officer. See footnote 4 to this table.
Also includes 10,000 options currently exercisable or exercisable within 60 days of April 22, 2005.

(9)	Includes 1,692,184 shares owned by Nomura International plc., over which Dr. Pollard-Knight disclaims beneficial ownership. Nomura Phase4 Ventures Limited, as appointee and manager of Nomura International plc, has voting and dispositive power over these shares. Mr. Yoshiki Hashimoto, the Head of Merchant Banking, Nomura International plc, and Dr. Pollard-Knight, the Head of Nomura Phase4 Ventures, are the only two members of the board of directors of Nomura Phase4 Ventures and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures.
Also includes 10,000 options currently exercisable or exercisable within 60 days of April 22, 2005.

(10)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(11)	Includes 141,875 options currently exercisable or exercisable within 60 days of April 22, 2005.

(12)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(13)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(14)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(15)	Includes 25,000 options currently exercisable or exercisable within 60 days of April 22, 2005.

(16)	Includes 20,000 options currently exercisable or exercisable within 60 days of April 22, 2005.

(17)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(18)	Consists solely of options currently exercisable or exercisable within 60 days of April 22, 2005.

(19)	Includes 25,188 options currently exercisable or exercisable within 60 days of April 22, 2005.

(20)	Includes 1,275,312 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 22, 2005 and fully-exercisable warrants to purchase 808,333 shares of stock.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board consists of three independent directors all of whom, our Board has determined, satisfy the applicable listing standards of Nasdaq National Market and SEC rules and regulations. The Board has adopted a written charter for the Audit Committee, the current version of which is included as Appendix A to this proxy statement.
      In the course of its oversight of our financial reporting process, the Audit Committee of the Board has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2004, (2) discussed with PricewaterhouseCoopers, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the auditors their independence.
      Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Vaughn Kailian (Chair)
Denise Pollard-Knight
Jan van Heek

INDEPENDENT PUBLIC ACCOUNTANTS
      PricewaterhouseCoopers, LLP, independent accountants, has audited our financial statements for the past two fiscal years and will do so for 2005. Our Audit Committee has appointed PricewaterhouseCoopers to serve as our independent auditors for our fiscal year ending December 31, 2005. Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire. The following table presents fees paid by the Company for professional services rendered by PricewaterhouseCoopers, LLP, our independent accountants, for the fiscal years 2003 and 2004.

Fee Category	Fiscal 2004 Fees	% of Total	Fiscal 2003 Fees	% of Total

Audit Fees	$1,115,000	99.9%	$214,000	95.4%
Audit-Related Fees	—	—	—	—
Tax Fees	7,500	0.1	10,400	4.6
All Other Fees	—	—	—	—

Total Fees	$1,122,500	100%	$224,400	100%
      Audit Fees for 2003 were for review of ViaCell’s annual consolidated financial statements and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings. Audit fees for 2004 were for review of ViaCell’s annual consolidated financial statements and the interim consolidated financial statements included in ViaCell’s registration statement on Form S-1 filed in connection with ViaCell’s initial public offering and its Annual Report on Form 10-K for fiscal year 2004. 2004 audit fees also included other services associated with our Form S-1 registration statement, including comfort letters, consents and assistance in responding to SEC comment letters. Finally, 2004 audit fees included services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings.
      Tax Fees were for professional services for international tax compliance, tax advice and tax planning with respect to our Singapore subsidiary.
      The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers, LLP.
      The Audit Committee has not established any pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During fiscal years 2003 and 2004, the Company was not subject to the requirements of the Sarbanes-Oxley Act of 2002 requiring audit committee approval of fees paid to independent auditors, and the Audit Committee did not specifically pre-approve the fees listed above.

COMPENSATION COMMITTEE REPORT
      A primary objective of the Compensation Committee is to establish compensation policies designed to help ViaCell attract, retain and reward executive officers who will contribute to the long-term success of the company. The Compensation Committee meets to discuss and take action each year on executive compensation, including annual base salaries, bonus awards and stock option grants. The committee’s goal is to provide total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to each individual’s impact on that performance. Stock option grants are an important component of the executive compensation program. By providing executive officers with an equity interest in ViaCell, stock options are intended to link a meaningful portion of an executive’s compensation with the performance of ViaCell’s common stock.
      This report is submitted by the Compensation Committee and addresses the compensation policies for 2004 relating to Mr. Beer, in his capacity as Chief Executive Officer of the Company, and the other executive officers of ViaCell.

Establishing Base Salary and Bonus Potential for 2005
      Annual compensation for ViaCell’s executive officers, including the named executive officers, consists of three principal elements: base salary, cash bonus and stock option grants.
      The minimum base salaries of Messrs. Beer, Adams, Dance, Gunter and Wnendt and other executive officers of the Company are established in their employment agreements. Subject to these minimums, salary levels of the Company’s executive officers are reviewed annually and typically have been increased.
      In setting the annual base salaries for ViaCell’s executive officers for 2005, the Compensation Committee reviewed the aggregate salary and bonus compensation for individuals in comparable positions with other public and private biotechnology and pharmaceutical companies of a similar size to the Company. The Committee reviewed publicly available survey and proxy statement data, as well as data available through subscription services, collected, organized and presented to the Committee by management. The Committee attempted to provide its executive officers with cash compensation competitive, generally, between the 20th and 50th percentile for total annual cash compensation paid by comparable companies. It was felt this range was appropriate for a company of ViaCell’s size and profile.
      In setting an executive officer’s annual base salary, the Compensation Committee also reviews and evaluates the performance of the department or activity for which that executive has responsibility, the impact of that department or activity on ViaCell and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside ViaCell. Further adjustments are made to each individual executive’s base salary based on the executive’s performance review for the prior year.
      For 2005, increases in the base salary for the Company’s executive officers ranged from 4-6% over the base salary paid for the prior year. Target bonus levels for executive officers for 2005 ranged from 20-25% of base salary, depending on the person’s seniority level and perceived impact of such person’s position on the Company’s overall performance. In the case of Stephan Wnendt, his target bonus was set at 32% of base salary in light of the relatively greater portion of his compensation weighted to bonus negotiated in his initial engagement by the Company as part of ViaCell’s acquisition of Kourion Therapeutics.
      The extent to which the executive officers are paid any portion or all of their target bonus for 2005, will be based primarily upon achievement of corporate performance goals and partly upon personal performance set for that year. The corporate goals established by the Committee for 2005 include achieving during 2005 certain quantitative operational and financial targets, the Company’s initial public offering, pre-defined clinical and research and development milestones and business development goals, with each set of goals accounting for a defined percentage component of the bonus. The personal performance of each executive in 2005 will be measured against pre-defined criteria established between the CEO and the executive at the end of the previous year’s performance evaluation cycle.

Bonus Awards for 2004 Performance
      The Committee awarded bonuses to the named executive officers for performance during 2004 at its February 18, 2005 meeting. The amounts awarded were based primarily upon overall corporate performance for that year and partly upon personal contribution to that performance and personal merit. The Committee concluded that the Company had achieved overall a 62% level of achievement with respect to corporate performance goals for that year. This was a weighted average of the extent to which, in the Committee’s judgment, the Company had performed in meeting milestone-defined clinical, research and development and quantitatively-measured operating goals set by the Committee earlier in the year.

Stock Options
      Executive officer compensation also includes long-term incentives afforded by options to purchase shares of ViaCell common stock. The Compensation Committee awards stock options under ViaCell’s equity incentive plan to ViaCell’s executive officers. The purposes of ViaCell’s stock option programs are to (i) highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to ViaCell’s growth and development.
      ViaCell’s stock programs generally include vesting periods to optimize the retention value of these options and to orient ViaCell’s executive officers to longer term success.
      The number of shares of ViaCell common stock subject to stock option grants is generally intended to reflect the significance of the executive’s current and anticipated contributions to ViaCell. The value realized from exercisable options is dependent upon the extent to which ViaCell’s performance is reflected in the price of its common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option’s vesting schedule and not by the Compensation Committee. Typically, the Company’s option grants have a vesting schedule of 25% annual vesting over four years.
      For performance during 2004, the Compensation Committee in February 2005 recommended, subject to approval by the Board of Directors, that Messrs. Adams and Gunter each be granted options to purchase 25,000 shares of common stock, vesting one-fourth immediately, and the remainder in equal annual installments over three years commencing in February 2006. This was in recognition of the fact that, unlike the CEO and the other named executive officers, Messrs. Adams and Gunter no longer possessed unvested equity awards. Consequently, the Committee wanted to provide these officers with incentive-based equity compensation going forward.

Mr. Beer’s Compensation
      Mr. Beer’s minimum base salary is set by his employment agreement. As discussed above, Mr. Beer’s base salary and annual bonus target, like those of the Company’s other executive officers, are reviewed annually by the Committee and are adjusted based on analysis of practices at comparable companies and assessment of Mr. Beer’s level of performance during the previous year. Mr. Beer’s actual bonus payment is typically based entirely on overall corporate performance, though the Committee can take into account personal performance or establish pre-defined personal goals.
      For 2005, Mr. Beer’s base annual salary was increased by 3% from $340,000 to $350,000. Mr. Beer’s target bonus level for 2005 was set at 60% of base salary, reflecting the Committee’s preference that a significant component of Mr. Beer’s compensation be in the form of pay-at-risk compensation, contingent upon corporate performance.
      Mr. Beer’s bonus award earned for 2004 was approximately $114,000, based primarily upon the aforementioned 62% level of achievement generally with respect to corporate goals.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to ViaCell’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of ViaCell and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee,

Paul Hastings (Chair)
James Tullis
Jan van Heek
STOCK PERFORMANCE GRAPH
      Our common stock was not registered pursuant to Section 12 of the Exchange Act in 2004. We plan to furnish a stock performance graph in the proxy statement for our annual meeting in 2006.
CORPORATE GOVERNANCE MATTERS
      We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. Our Code of Business Conduct and Ethics is available in the Corporate Governance section of the Investor Information section of our website at www.viacellinc.com. We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics on our website. Stockholders may request a free copy of the Code of Business Conduct and Ethics by writing to us at ViaCell, Inc., 245 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations.
STOCKHOLDER PROPOSALS FOR THE YEAR 2006 ANNUAL MEETING
      Assuming our 2006 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 9, 2006, if you wish to bring business other than the nomination of directors before the 2006 Annual Meeting, you must provide the Secretary of the Company at 245 First Street, Cambridge, MA 02142 with written notice by March 11, 2006 (the 90th day prior to the anniversary of the 2005 Annual Meeting). If the 2006 Annual Meeting is held on any other date, you must provide our Secretary with written notice by the close of business on the 10th day following the earlier of the day upon which the 2006 Annual Meeting date is first publicly announced or the day upon which notice of such date is first mailed to our stockholders.
      If you intend to bring such a proposal at the 2006 Annual Meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to our Secretary on or before February 9, 2006 (the date 120 days before the anniversary of the 2005 Annual Meeting), assuming that the Company’s 2006 Annual Meeting is not held within thirty days before or thirty days after June 9, 2006.

      Our by-laws also provide that notice of a nomination by a stockholder with respect to the election of directors at an annual meeting must contain the information specified in the by-laws. Any stockholder proposals that comply with rule 14a-8 of the proxy rules under the Securities Exchange Act of 1934 will be considered to comply with our by-laws and eligible for inclusion in the Company’s proxy materials.
OTHER MATTERS
      The Board does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Appendix A
Charter of the Audit Committee
of the
Board of Directors
of
VIACELL, INC.
      1. Purpose. The purpose of the Audit Committee (the “Committee”) shall be to (a) appoint, oversee and replace, if necessary, the independent auditor, (b) assist the Board of Directors of the Company (the “Board”) in the oversight of (i) the preparation of the financial statements of ViaCell, Inc. (the “Company”), (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor; and (c) prepare the report that the rules of the U.S. Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.
      2. Composition of the Audit Committee. The Committee shall consist of not less than three board members appointed by the Board. Committee members may be removed by the Board in its discretion. The membership of the Committee shall satisfy the independence and other compositional requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and The Nasdaq Stock Market, Inc. (“Nasdaq”) as such requirements are interpreted by the Board in its business judgment, and the Board shall annually review the Committee’s compliance with such requirements. Members of the Committee shall at the time of their appointment be versed in reading and understanding financial statements.
      3. Meetings of the Audit Committee. The Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate. It shall meet separately, at least quarterly, with management, with the internal auditors (or other personnel responsible for the internal audit function), and with the independent auditor to discuss results of examinations, or discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. All Committee members are expected to use their best efforts to attend each meeting, in person or via tele-conference. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information as necessary. The Committee shall report regularly to the Board.
      4. Responsibilities of the Audit Committee. The function of the Committee is oversight. While the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”), or to assure compliance with laws, regulations or any internal rules or policies of the Company. This is the responsibility of management. The independent auditor is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon.
      The Committee has direct and sole responsibility for the appointment, compensation, retention, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

      5. Duties and Proceedings of the Audit Committee. The Committee shall assist the Board in fulfilling its oversight responsibilities by accomplishing the following:

5.1 Oversight of Independent Auditor.

(a) Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

(b) Approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the auditor.

(c) Review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding — and any disclosed relationships or services that may impact — the outside auditor’s independence, including a delineation of all relationships between the auditor and the Company; and take, or recommend to the Board, appropriate actions to oversee the independence of the outside auditor.

(d) Establish hiring policies for employees or former employees of the independent auditors.

(e) At least annually, receive a report, orally or in writing, from the independent auditor detailing the firm’s internal quality control procedures and any material issues raised by independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

5.2 Oversight of Audit Process and Company’s Legal Compliance Program.

(a) Review with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation. Review with internal auditors and the independent auditor any difficulties with audits and management’s response.

(b) Review and discuss with management, internal auditors and the independent auditor the Company’s system of internal controls, its financial and critical accounting practices, and policies relating to risk assessment and management and review management’s report on such matters.

(c) Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices used in the preparation of the Company’s financial statements, 2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d) Discuss with management and the independent auditor any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

(e) Review and discuss with management and the independent auditor the annual and quarterly financial statements of the Company and the disclosures to be presented within “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” (“MD&A”) prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss results of the annual audit and quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Discuss with management and the independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under within MD&A.

(f) Review, or establish standards for the type of information and the type of presentation of such information, to be included in earnings press releases and earnings guidance provided to analysts and rating agencies.

(g) Review material pending legal proceedings involving the Company and other contingent liabilities.

(h) Receive from the Company’s Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) a report of all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(i) Discuss with independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

(j) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

(k) The Committee shall review with management and the independent auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

(l) Based on its reviews referred to in Sections 5.2(e) and (i) and 5.1(c), determine whether to recommend to the Board that the audited financial statements of the Company presented to the Committee be included in the Company’s Annual Report on Form 10-K.

5.3 Other Responsibilities.

(a) Review and reassess the adequacy of this Charter annually and submit the Charter to the Board for approval.

(b) Prepare a report for inclusion in the Company’s annual proxy statement as required by SEC rules.

(c) Put in place an appropriate control process for reviewing and approving Company’s internal transactions and accounting.

(d) Report on the meetings of the Committee to the Board on a regular basis.

(e) Annually perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

(f) Approve a code of ethics, as required by the rules of the SEC, for the CEO and principal accounting and financial officers of the Company.

(f) Review for potential conflict of interest situations and approve all related-party transactions.

(g) Perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Board or the Committee shall deem appropriate, including holding meetings with the Company’s investment bankers and financial analysts.
      6. Authority and Resources of the Audit Committee. The Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee has the authority to retain independent legal, accounting or other experts and advisors that it determines necessary to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor. The Committee may determine appropriate funding needs for its own ordinary administrative expenses that are necessary and appropriate to carrying out its duties.
      7. Limitations on Scope. The Committee members shall serve on the Committee subject to the understanding on their part and the part of the Company’s management, the independent auditor and the internal auditors that:

The Committee members are not employees or officers of the Company and are not directly involved in the Company’s daily operations, and they will not serve as members of the Committee on a full-time basis.

The Committee members expect the Company’s management, the independent auditors and the internal auditors to provide the Committee with prompt and accurate information, so that the Committee can discharge its duties properly.

To the extent permitted by law, the Committee shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.

The Committee members, in adopting this Charter and in agreeing to serve on the Committee, do so in reliance on, among other things, the provisions of the Company’s charter which:

Provide indemnification for their benefit; and,

To the fullest extent provided by law, provide that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director.

VIAC-PS-05

FORM OF PROXY CARD

VIACELL, INC.

245 First Street
Cambridge, MA 02142

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2005

     The undersigned stockholder of ViaCell, Inc. (the “Company”) hereby appoints Marc D. Beer, Stephen G. Dance and Marc Rubenstein, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote, on behalf of the undersigned, all of the shares of common stock of the Company held of record by the undersigned on April 22, 2005, at the Annual Meeting of Stockholders of the Company to be held on June 9, 2005, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY USING THE ENCLOSED ENVELOPE. NO
POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
(Continued and to be signed on reverse side.)

(REVERSE SIDE OF PROXY CARD)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
ViaCell, Inc.
June 9, 2005

☒ Please mark your votes as in this example

WITHHELD
		FOR	from
		all nominees	all nominees
1.	Proposal to elect directors	☐	☐	Nominees:	Barbara Bierer
Denise Pollard-Knight
James Tullis

For, except withheld from the following nominee(s):

Mark here for Address Change and Note on Left	☐

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.